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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the use in this Registration Statement on Form S-4 of Independent Bank Corp. of our report dated October 28, 2003 (except for Note 19 which is dated March 12, 2004) relating to the consolidated financial statements of Falmouth Bancorp, Inc., which appears in such Registration Statement, and to the incorporation by reference of such report in this Registration Statement, which appears in Falmouth Bancorp, Inc.'s annual report on From 10-KSB/A for the year ended September 30, 2003. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.



/s/ Shatswell, MacLeod & Company, P.C.
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Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts
April 6, 2004